Exhibit (n)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 under the Securities Act of 1933 (Registration No. 333-140488) to Form N-2 (1940 Act File No. 811-21593) of our report dated January 29, 2007, relating to the financial statements and financial highlights which appear in the November 30, 2006 Annual Report to Shareholders of Kayne Anderson MLP Investment Company, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, and “Financial Statements and Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Los Angeles, California
March 22, 2007